Exhibit 99.1

DREAMS, INC. REPORTS RECORD Q1 REVENUES

Revenues up 26% to $18.5 Million

PLANTATION, FL., May 14, 2008 – Dreams, Inc. (AMEX:DRJ) announced today its financial results for the quarter ended March 31, 2008. Revenues were up 26% to a record $18.5 million, over revenues of $14.6 million for the same quarter in 2007. Net losses for the period were down 46% to $240,000 for the quarter ended March 31, 2008, compared to net losses of $447,000 for the same quarter last year.

Historically, Dreams business has been highly seasonal with a greater portion of our revenues and operating profits occurring in the fourth quarter. This is primarily due to increased activities surrounding the holiday season. Therefore, in the aftermath of the heavy-buying holiday season, the quarter ending March 31, has traditionally been a challenging one.

“We were pleased with our 26% growth in revenue and 46% improvement in net losses over the comparable quarter. Our financial results were better than budget with growth fueled by the high profile Orange Bowl Stadium project, where Dreams was selected as the City of Miami’s asset recovery partner, said Ross Tannenbaum, Dreams’ President & CEO. Our team at Mounted Memories designed, manufactured and marketed a series of “one-of-a-kind” Orange Bowl Stadium items along with dozens of uniquely designed authentic collectibles commemorating the 70 historic years of Orange Bowl memories.

“Adding to the increase in revenues was the continued success the Company is experiencing with on-line sales of its products. The Internet division was up 49%, primarily through the www.fansedge.com site.

“The manufacturing/distribution segment, led by Mounted Memories, experienced a record quarter with more than $1.2 million in operating profits, versus $266,000 in operating profits for the same quarter last year. We are particularly encouraged by the 56% increase of inter-company sales to $1.2 million in the period, versus $791,000 for the same quarter last year. The ability to sell more of our manufactured products through our various retail assets has an important impact on the Company achieving higher overall blended margins. We remain focused on improving retail store profitability and while we experienced a 13% decrease in same store sales and operating losses in the retail segment of $620,000 in the current quarter, versus operating losses of $531,000 during the same quarter last year, we are already seeing positive benefits from initiatives we put in place late last year. As a percentage of total sales, cost of sales was reduced to 53.8% for the three months ended March 31, 2008, compared to 59.2% for the same quarter last year.

“Our overall objective of establishing a market leading totally licensed, sports and entertainment products enterprise and true multi-channel retailer is well served by the investments made and strategic initiatives taken by the Company these past few years. We expect to open our first FansEdge brick & mortar retail outlet in the next few weeks in the Chicago area and remain on track for further FansEdge store expansions in Chicago later this year.

“Our seasoned management team, premier brands, vertical model, proprietary technology and design/manufacturing capabilities have all contributed to our strong first quarter results,” concluded Tannenbaum.

Dreams, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations – Unaudited

(Dollars in Thousands, except share amounts and earnings per share amounts)

	Three Months Ended March 31,
	2008	2007
Revenues:
Manufacturing/Distribution	$5,611	$4,338
Retail	12,767	9,957
Other	140	331

Total Revenues	$18,518	$14,626
Expenses:
Cost of sales-mfg/distribution	$2,987	$2,845
Cost of sales-retail	6,982	5,813
Operating expenses	8,514	6,562
Depreciation and amortization	209	193

Total Expenses	$18,692	$15,413

(Loss) before interest and taxes	(174)	(787)
Interest expense, net	148	138
Other expense	37	42

(Loss) before income taxes	(359)	(967)
Income tax benefit	119	520

Net (loss)	$(240)	$(447)

(Loss) per share:
Basic: (Loss) per share	$(0.01)	$(0.01)
Weighted average shares outstanding – Basic	37,703,211	36,744,642
Diluted: (Loss) per share	$(0.01)	$(0.01)
Weighted average shares outstanding – Diluted	37,876,886	36,744,642

DREAMS, INC. trades under the ticker symbol: AMEX:DRJ

www.dreamscorp.com

Dreams, Inc. Investor Relations Contact Info:

David M. Greene, Senior Vice-President

Phone: 954-377-0002

Fax: 954-475-8785

dgreene@dreamscorp.com

Public Relations for Dreams, Inc.:

Boardroom Communications

Jennifer Clarin and/or Caren Berg

Phone: (954) 370-8999, Fax: (954) 370-8892

Email: jclarin@boardroompr.com

Statements contained in this press release, which are not historical facts, are forward looking statements. The forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein contain a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, specific factors impacting the Company’s business including increased competition; the ability of the company to expand its operations and attract and retain qualified personnel, the uncertainty of consumer’s desires for sports and celebrity memorabilia; the availability of product; availability of financing; the ability to sell additional franchises; and general economic conditions.